UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On August 4, 2008, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and six months ended June 30, 2008.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01 Regulation FD Disclosure.

        On July 24, 2008, the Company's board of directors approved a stock repurchase program which authorizes the Company to repurchase up to 3 million shares of its common stock. Repurchases under the Company's stock repurchase program may be made from time-to-time in the open market and in negotiated transactions, including block transactions or accelerated stock repurchase transactions, at times and at prices considered appropriate by the Company. The repurchase program is effective immediately and may be discontinued at any time. As of June 30, 2008, Rudolph Technologies, inc. had approximately 31 million shares outstanding and approximately $65 million in cash, cash equivalents and marketable securities.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 4, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 4, 2008

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: August 4, 2008	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES SECOND QUARTER REVENUE SEQUENTIALLY INCREASED EXCEEDING GUIDANCE

 Recent highlights include:

  Second quarter revenue of $38.4 million, up 3% quarter over quarter
  Gross margins sequentially improve 500 basis points to 46%
  EPS of $(0.06) includes acquisition-related charges totaling $(0.03) per share
  Inventory and accounts receivable improvements contribute to $6 million increase in cash and marketable securities
  Board authorizes stock repurchase program of up to 3 million shares
Discussing the second quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer commented, "We continue to operate in a challenging environment, however, we were able to exceed our revenue estimates.  As preannounced, the strengthening of our back-end business, the early acceptance of some of our new products, and an acceleration of product sales resulting from our recent acquisitions all contributed to our revenue gain this quarter. We expect these positive drivers to continue, which in turn guides our forecast for sequential revenue growth in the 2008 third quarter.  Operationally, we were pleased to see progress on gross margins despite our commitment to maintaining our field organization at near-cycle recovery levels.  R&D spending continued at a rate that is not sustainable long term, but one which we believe will accelerate us out of the current downturn in the short term. Balance sheet initiatives are also beginning to yield as we strive to bring current assets more in line with Rudolph long term models after our recent acquisitions."

The Company's second quarter revenue totaled $38.4 million, a 3% increase compared to $37.2 million for the first quarter of 2008.  During the second quarter, international sales represented approximately 74% of revenue while domestic sales accounted for 26%.  In the 2008 first quarter, international sales represented approximately 85% of revenue and domestic sales accounted for 15%.  Approximately 60% of the Company's second quarter tool revenue was from 300mm product sales.

 Second quarter net loss was $2.0 million or $(0.06) per share and included the following items:
  Acquisition related cost, including integration costs, stay bonuses, and the sale of inventory written-up to fair value of $1.1 million or $0.03 per share;
  A charge of $607 thousand or $0.01 per share for the acquired amortization related to recent acquisitions;
  $841 thousand or $0.02 per share in stock-based compensation expense.
   The Company reported net loss of $1.6 million, or $(0.05) per share for the 2008 first quarter.

Second quarter gross margin improved to 46%; however it was negatively impacted by the acquisition related costs noted above, which reduced the gross margin by 2%.  The 2008 first quarter gross margin was 41%.

Research and development (R&D) expenses for the second quarter totaled $8.4 million, compared to $7.8 million in the first quarter of 2008.  As a percentage of revenue, R&D was 22% of revenue in the 2008 second quarter and 21% in the 2008 first quarter.  The quarter over quarter dollar increase in R&D is primarily due to increased compensation costs, new product costs associated with Semicon West, and engineering integration costs.  The Company anticipates that R&D expense in the third quarter of 2008 will be approximately 20% to 21% of revenue.

Selling, general and administrative (S,G&A) expenses totaled $10.5 million in the 2008 second quarter compared to $9.1 million in the first quarter of 2008.  S,G&A was 27% of revenue in second quarter of 2008 and 24% in the first quarter of 2008. The quarter over quarter dollar increase in S,G&A was primarily due to the accrual of the Company's incentive compensation plans and integration costs related to the recent acquisitions.  The Company expects that S,G&A will be approximately 24% to 25% of revenue in the third quarter of 2008.

 Balance Sheet Strength

The Company continued focus on reducing both the accounts receivable and inventory balances yielded significant results in the quarter.  Accounts receivables decrease $9.0 million and inventory decreased $3.4 million from their March 31, 2008 balances and contributed to the $6.0 million increase in cash and marketable securities in the 2008 second quarter. The Company anticipates this trend continuing in the third quarter of 2008.  Working capital of $175.4 million, as of June 30, 2008 remained essentially unchanged from the previous quarter.

 Board Authorizes Stock Repurchase Program

The Board of Directors authorized a stock repurchase program of up to 3 million shares of the Company's stock.  The repurchases will be effected from time to time through open market or in private transactions and at prices considered appropriate by the Company.  The program will be funded from existing cash and may be discontinued or modified at anytime.

Conference Call

Rudolph Technologies will discuss its 2008 second quarter results and third quarter guidance, on a conference call it is hosting today at 4:45 PM ET.  A live webcast will also be available to investors on the Company's website at www.rudolphtech.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

 About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our expenses and revenue expectations for the third quarter of 2008.  In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph.  Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) revenues may be lower than expected; (6) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the Company; (8) the impact of a slowdown in the overall economy; (9) uncertainty of the current global political environment; (10) the potential for terrorist attacks; (11) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (12) the timing of revenue recognition of shipments and services provided; (13) changes in or an inability to execute our business strategy; (14) unanticipated manufacturing or supply problems; (15) changes in tax rules; (16) the assets of Applied Precision's semiconductor operations and/or RVSI Inspection may not be integrated into Rudolph successfully, which may result in the Company not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; (17) revenues following the acquisitions may be lower than expected; and (18) the expected combination benefits from the acquisitions may not be fully realized or realized within the expected time frame.   Rudolph cannot guarantee future results, levels of activity, performance, or achievements.  Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC.  Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30,	December 31,
	2008	2007
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$ 65,278	$ 73,925
Accounts receivable, net	50,913	50,015
Inventories	76,572	70,987
Prepaid and other assets	12,810	8,700
Total current assets	205,573	203,627
Net property, plant and equipment	18,483	16,062
Intangibles	236,219	236,957
Other assets	3,300	3,570
Total assets	$ 463,575	$ 460,216

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 18,978	$ 15,030
Other current liabilities	11,157	12,299
Total current liabilities	30,135	27,329
Non-current liabilities	10,032	8,409
Total liabilities	40,167	35,738
Stockholders' equity	423,408	424,478
Total liabilities and stockholders' equity	$ 463,575	$ 460,216

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2008	2008	2007

Revenues	$ 38,416	$ 47,730	$ 75,626	$ 96,086
Cost of revenues	20,695	22,880	42,790	44,986
Gross profit	17,721	24,850	32,836	51,100
Operating expenses:
Research and development	8,443	8,137	16,240	16,814
Selling, general and administrative	10,537	8,764	19,631	17,539
Amortization	1,726	1,123	3,394	2,249
Total operating expenses	20,706	18,024	39,265	36,602
Operating income (loss)	(2,985)	6,826	(6,429)	14,498
Interest income and other, net	171	923	552	1,956
Provision (benefit) for income taxes	(829)	2,298	(2,246)	5,439
Net income (loss)	$ (1,985)	$ 5,451	$ (3,631)	$ 11,015

Net income (loss) per share:

Basic	$ (0.06)	$ 0.19	$ (0.12)	$ 0.38
Diluted	$ (0.06)	$ 0.19	$ (0.12)	$ 0.38

Weighted average shares outstanding:

Basic	30,669	29,108	30,560	29,071
Diluted	30,669	29,312	30,560	29,270

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